Exhibit 99.1

Canyon Gold Corp. (OTCBB: CGCC) enters into a Contract with Worldwide PR News for ongoing Awareness Campaign

Wilmington, DE, United States - (Newsfile Corp. – June 13, 2013) - Canyon Gold Corp. (OTCBB:CGCC) announces retaining Worldwide PR News a New York based consulting firm, to establish brand and corporate awareness for CGCC.

Worldwide PR News represents decades of experience in public relations, market awareness, SEO and online and media brand management. Within the coming two quarters of 2013, WWPR News will initiate a broad campaign to increase global knowledge of Canyon and its exciting developments; most specifically The Spruce Ridge – Long Canyon Gold Trend, Nevada project.

Delbert Blewett President of Canyon Gold Corp comments, "CanyonGold’s management team is committed to raising market awareness for the Company. The appointment of Worldwide PR News brings an experienced international consulting group with broad industry contacts to our team and their support in communicating the Company's message to the markets will be important. We expect Canyon Gold to becoming an important name in the gold mining industry, and bringing Worldwide PR News group at this early stage will create the branding that we need for our next stage of growth"

Narcis Onic, COO of Worldwide comments: "We are very excited to be working with Canyon Gold a young exploration company but with very promising properties located in a gold rich area of Nevada that may well become an important future Gold Production Center in USA. Our team will bring over 35 years of marketing, branding and expertise in market awareness and we will use it to revamp and rebrand Canyon Gold Corp.”

Canyon Gold Corp is a US junior exploration company. Canyon Gold Corp owns and/or controls the Spruce Ridge claims that comprise of more than 6,600 hectares of Gold concessions in the Carling Gold area of north-east Nevada. The Project resembles and is in the vicinity of West Pequop Mountains Long Canyon, currently being explored and developed by the Fortune 500 Company Newmont. Newmont acquired the same for 2.3 billion dollars from Fronteer Gold in 2011.

Forward-Looking Statements
The statements by our officers, and other statements regarding optimism related to the business, expanding exploration and development activities and other statements in this press release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business. Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. Actual results could vary materially from the description contained herein due to many risk factors that affect the industry the Company operates in and other risk factors listed from time to time in the Company’s Securities and Exchange Commission (SEC) filings under “risk factors” and elsewhere. The forward-looking statements contained in this press release speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

About Canyon Gold Corp.:

Canyon Gold is an Exploration Company, owns 30 mineral lease claims and optioned 280 mineral lease claims for a total of 10.3 sections, approximately 6,613 acres, situated on the NE-SW 'Long Canyon Trend' on the next range to the west of the Pequop Mountains in the Spruce Ridge area of Nevada.

Contact: Canyon Gold Corp. Web: www.canyongoldexplorations.com

Worldwide PR News: cgcc@worldwideprnews.com  TEL: +1-888-788-0986 begin_of_the_skype_highlighting

Source: Canyon Gold Corp.